Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Eric Birge (734) 855-2904

Media Contact: Colleen Hanley (734) 855-2610

TRW Reports First Quarter 2015 Financial Results

LIVONIA, MICHIGAN, May 5, 2015 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first quarter 2015 financial results with sales of $4.1 billion, an increase of 7% compared to the prior year period excluding the effects of currency and divested businesses.  The Company reported GAAP first quarter net earnings of $366 million or $3.13 per diluted share, which compares to net earnings of $199 million or $1.68 per diluted share in the prior year period.

The first quarter 2015 results include a pre-tax gain of $186 million on the previously announced sale of TRW’s Engine Valve business to Federal-Mogul Holdings Corporation (NASDAQ: FDM), which closed during the quarter. Excluding this gain and other special items from the TRW’s current and prior year quarterly results, the Company reported first quarter 2015 net earnings of $235 million, or $2.01 per diluted share, an increase of 11% compared to last year’s first quarter earnings of $1.81 per diluted share.

As previously announced, the Company entered into a definitive agreement with ZF Friedrichshafen AG (“ZF”) on September 15, 2014 under which ZF will acquire all outstanding shares of TRW for $105.60 per share in an all-cash transaction.  The transaction is expected to close by the end of June 2015.

“TRW achieved a strong start to 2015, which will provide a solid foundation as we enter the merger with ZF,” said John C. Plant, Chairman and Chief Executive Officer.  “The agreement signed with ZF, which we expect to close during the second quarter, provides significant benefits for our shareholders who will receive full and certain value for their shares, as well as for our employees, customers and communities all of which will reap the benefits of being part of a larger, more diversified global organization.”

First Quarter 2015

The Company reported first quarter 2015 sales of $4.1 billion, a decrease of $300 million from the prior year period.  Excluding the effects of currency ($379 million) and divested businesses ($191 million), sales increased $270 million or 7% compared to the previous year.  The higher level of sales was driven by increasing demand for TRW’s innovative technologies and higher vehicle production volumes.

The Company’s first quarter 2015 operating income was $534 million, compared with $308 million in the 2014 period.  Excluding the $186 million gain on the sale of TRW’s Engine Valve business, restructuring and asset impairment charges totaling $4 million in 2015 and $20 million in 2014, and transaction costs of $2 million in 2015, operating income for the first quarter was $354 million (margin of 8.5%), which compares to $328 million (margin of 7.4%) in the prior year period.  The margin improvement resulted primarily from the positive profit impact of the higher underlying sales, a positive mix of sales and improved operational performance. These benefits were partially offset by a lower level of pension income in the current quarter compared to last year.

Net interest expense for the first quarter of 2015 totaled $23 million, which compares to $31 million in the 2014 period. The current quarter included a $1 million loss on the retirement of debt.

Tax expense for the first quarter of 2015 was $144 million, which compares to a tax expense of $78 million in the prior year period.  The 2015 period included a net tax expense of $48 million primarily related to the gain on the sale of the Engine Valve business.  The 2014 period included a tax benefit of $4 million related to special items.

The Company reported 2015 first quarter GAAP net earnings of $366 million, or $3.13 per diluted share, which compares to GAAP net earnings of $199 million, or $1.68 per diluted share in the 2014 period.

Excluding special items, the Company reported first quarter 2015 net earnings of $235 million, or $2.01 per diluted share, an increase of 11% compared to last year’s first quarter earnings of $1.81 per diluted share.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $460 million in the first quarter of 2015, compared to the prior year level of $437 million.  See page A5 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

First quarter 2015 net cash flow used in operating activities was $192 million, which compares to a use of $183 million in the first quarter of 2014.  Capital expenditures were $95 million in the current quarter compared to $105 million last year.  First quarter free cash flow (cash flow from operating activities less capital expenditures) was an outflow of $287 million which is consistent with the prior year quarter’s outflow of $288 million.

During the first quarter of 2015, TRW received net cash proceeds of $313 million relating to the sale of substantially all of TRW’s Engine Valve business, which closed during the first quarter.

As of April 3, 2015, the Company had $1,594 million of debt and $1,017 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $577 million.

Subsequent Events

On April 21, 2015, TRW announced that it had signed a definitive agreement to divest its Linkage and Suspension business for $400 million in cash, subject to working capital and other adjustments, to THK Co., LTD (TSE:6481). The planned divestiture of the Linkage and Suspension business, which has annual sales of approximately $550 million, is expected to close by the end of TRW’s fiscal third quarter and is subject to customary conditions, including regulatory approvals.

2015 Outlook

TRW’s planning assumptions for industry production volumes in 2015 are approximately 17.4 million units in North America and 20.0 million units in Europe, up 2% and flat, respectively, compared to 2014 levels.  The Company continues to expect expansion in vehicle production volumes in China and rest of world regions.  Based on these production levels, the negative impact of lost sales related to divested businesses, primarily the previously announced sale of TRW’s Engine Valve business, and the Company’s expectations for foreign currency exchange rates, full year 2015 sales are expected to range between $16.2 and $16.5 billion.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and margin and diluted earnings per share each excluding special items; sales increases; adjusted EBITDA; and free cash flow.  Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance.  Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies.  For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2014 sales of $17.5 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 24 countries and employs approximately 65,000 people worldwide.  TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, fastening systems and aftermarket replacement parts and services.  All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.  TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  We caution readers not to place undue reliance on these statements, which speak only as of the date hereof.  All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Annual

Report on Form 10-K for the fiscal year ended December 31, 2014 (our “Form 10-K”), such as:  the occurrence of any event, change or other circumstances that could give rise to the termination of the ZF merger agreement, which could have a material adverse effect on us and our stock price; the inability to consummate  the proposed ZF merger or the inability to consummate the ZF merger in the timeframe or manner currently anticipated, due to the failure to satisfy conditions to completion of the proposed ZF merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the ZF merger, could have a material adverse effect on us and our stock price; risks related to disruption of management’s attention from our ongoing business operations due to the ZF merger; the effect of the announcement of the proposed ZF merger on the Company’s relationships with its customers, suppliers, joint venture partners and others, as well as our operating results and business generally; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; economic conditions adversely affecting our business, results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; commodity inflationary pressures adversely affecting our profitability or supply base; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; and other risks and uncertainties set forth in the Company’s Form 10-K under “Item 1A. Risk Factors” and in our other filings with the U.S. Securities and Exchange Commission.  All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended April 3, 2015 and March 28, 2014	A2

Condensed Consolidated Balance Sheets as of April 3, 2015 (unaudited) and December 31, 2014	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 3, 2015 and March 28, 2014	A4

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months ended April 3, 2015 and March 28, 2014	A5

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended April 3, 2015	A6

• For the three months ended March 28, 2014	A7

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which was filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	April 3, 2015	March 28, 2014

Sales	$4,142	$4,442
Cost of sales	3,659	3,942
Gross profit	483	500
Administrative and selling expenses	150	166
Restructuring charges and asset impairments	4	20
Transaction costs	2	—
Gain on divestiture	(186)	—
Other (income) expense — net	(21)	6
Operating income	534	308
Interest expense — net	23	31
Loss on retirement of debt — net	1	—
Equity in earnings of affiliates, net of tax	(11)	(10)
Earnings before income taxes	521	287
Income tax expense	144	78
Net earnings	377	209
Less: Net earnings attributable to noncontrolling interest, net of tax	11	10
Net earnings attributable to TRW	$366	$199

Basic earnings per share:
Earnings per share	$3.18	$1.76
Weighted average shares outstanding	115.1	113.3

Diluted earnings per share:
Earnings per share	$3.13	$1.68
Weighted average shares outstanding	117.1	119.8

A2

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

	As of
	April 3,	December 31,
(Dollars in millions)	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,017	$1,031
Accounts receivable — net	2,580	2,432
Inventories	978	972
Prepaid expenses and other current assets	454	413
Assets held-for-sale	265	252
Total current assets	5,294	5,100

Property, plant and equipment — net	2,441	2,645
Goodwill	1,740	1,749
Intangible assets — net	290	291
Pension assets	654	663
Other assets	863	846
Total assets	$11,282	$11,294

Liabilities and Equity
Current liabilities:
Short-term debt	$264	$222
Current portion of long-term debt	45	72
Trade accounts payable	2,287	2,423
Accrued compensation	199	253
Other current liabilities	1,193	1,270
Liabilities related to assets held-for-sale	113	104
Total current liabilities	4,101	4,344

Long-term debt	1,285	1,284
Postretirement benefits other than pensions	328	346
Pension benefits	713	774
Long-term liabilities	574	508
Total liabilities	7,001	7,256

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Paid-in-capital	1,830	1,829
Retained earnings	3,117	2,751
Accumulated other comprehensive losses	(855)	(739)
Total TRW stockholders’ equity	4,093	3,842
Noncontrolling interest	188	196
Total equity	4,281	4,038
Total liabilities and equity	$11,282	$11,294

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	April 3,	March 28,
(Dollars in millions)	2015	2014

Operating Activities
Net earnings	$377	$209
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	106	109
Net pension and other postretirement benefits cost/income and contributions	(26)	(58)
Gain on divestiture	(186)	—
Asset impairments	—	12
Deferred income taxes	69	30
Other — net	(18)	(5)
Changes in assets and liabilities:
Accounts receivable — net	(326)	(473)
Inventories	(94)	(50)
Trade accounts payable	28	57
Prepaid expenses and other assets	(119)	(57)
Other liabilities	(3)	43
Net cash used in operating activities	(192)	(183)

Investing Activities
Capital expenditures, including other intangible assets	(95)	(105)
Net proceeds from asset sales and divestiture	313	—
Investment in non-consolidated joint venture assets	(5)	—
Net cash provided by (used in) investing activities	213	(105)

Financing Activities
Change in short-term debt	42	242
Proceeds from issuance of long-term debt, net of fees	10	—
Redemption of long-term debt	(12)	(471)
Proceeds from exercise of stock options	1	1
Repurchase of capital stock	—	(400)
Dividends paid to noncontrolling interest	(13)	(3)
Net cash provided by (used in) financing activities	28	(631)
Effect of exchange rate changes on cash	(60)	1
Change in cash held-for-sale	(3)	—
Decrease in cash and cash equivalents	(14)	(918)
Cash and cash equivalents at beginning of period	1,031	1,729
Cash and cash equivalents at end of period	$1,017	$811

A4

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts.  Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments, loss on retirement of debt-net and other significant special items.  Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period.  EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity.  Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended
	April 3,	March 28,
(Dollars in millions)	2015	2014

GAAP net earnings attributable to TRW	$366	$199
Income tax expense	144	78
Interest expense - net	23	31
Depreciation and amortization	106	109
EBITDA	639	417

Restructuring charges and asset impairments	4	20
Transaction costs	2	—
Gain on divestiture	(186)	—
Loss on retirement of debt - net	1	—
Adjusted EBITDA	$460	$437

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods.  However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended
	April 3,	March 28,
(Dollars in millions)	2015	2014

Cash flow used in operating activities	$(192)	$(183)
Capital expenditures	(95)	(105)
Free cash flow	$(287)	$(288)

A5

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Three Months			Three Months
	Ended			Ended
	April 3, 2015			April 3, 2015
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Operating income	$534	$(180	)(a)	$354
Interest expense — net	23	—		23
Loss on retirement of debt — net	1	(1	)(b)	—
Equity in earnings of affiliates, net of tax	(11)	—		(11)
Earnings before income taxes	521	(179)		342
Income tax expense	144	(48	)(c)	96
Net earnings	377	(131)		246
Less: Net earnings attributable to noncontrolling interest, net of tax	11	—		11
Net earnings attributable to TRW	$366	$(131)		$235

Basic earnings per share:
Earnings per share	$3.18			$2.04
Weighted average shares outstanding	115.1			115.1

Diluted earnings per share:
Earnings per share	$3.13			$2.01
Weighted average shares outstanding	117.1			117.1

(a)         Represents the elimination of:

(i)             Restructuring charges of $4 million related to severance and other charges,

(ii)          Transaction costs of $2 million, and

(iii)       Gain on divestiture of $186 million.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact using the appropriate tax rate for the jurisdiction where the charges were incurred.

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Three Months			Three Months
	Ended			Ended
	March 28, 2014			March 28, 2014
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Operating income	$308	$20	(a)	$328
Interest expense — net	31	—		31
Equity in earnings of affiliates, net of tax	(10)	—		(10)
Earnings before income taxes	287	20		307
Income tax expense	78	4	(b)	82
Net earnings	209	16		225
Less: Net earnings attributable to noncontrolling interest, net of tax	10	—		10
Net earnings attributable to TRW	$199	$16		$215

Basic earnings per share:
Earnings per share	$1.76			$1.90
Weighted average shares outstanding	113.3			113.3

Diluted earnings per share:
Earnings per share	$1.68			$1.81
Weighted average shares outstanding	119.8			119.8

(a)         Represents the elimination of:

(i)             Restructuring charges of $8 million related to severance and other charges, and

(ii)          Asset impairment charges of $12 million.

(b)         Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A7